Exhibit 10.10


                           	NOTE PURCHASE AGREEMENT

                            	CAL-MAINE FOODS, INC.

             	Series A Senior Secured Notes Due December 15, 2007
	             Series B Senior Secured Notes Due December 15, 2009




                              	TABLE OF CONTENTS

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                                                                         	Page
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
ARTICLE 1   DEFINITIONS	                                                    1
1.1	Definitions	                                                            1
1.2	Other Definitions	                                                     10
1.3	Definitions in Other Purchase Documents	                               10
1.4	Miscellaneous	                                                         10

ARTICLE 2   ISSUANCE, SALE AND PURCHASE OF NOTES	                          11
2.1	General Description of Financing	                                      11
2.2	Interest	                                                              11
2.3	Payments	                                                              12
2.4	Mandatory Principal Payments	                                          12
2.5	Optional Prepayment	                                                   12
2.6	Application of Payments	                                               12
2.7	Notes	                                                                 13
2.8	Use of Proceeds	                                                       13
2.9	Guarantors	                                                            13

ARTICLE 3    CONDITIONS AND CLOSING	                                       13
3.1	Conditions to Purchase and Closing	                                    13
3.2	Closing	                                                               16

ARTICLE 4    REPRESENTATIONS AND WARRANTIES	                               17
4.1	Corporate Existence	                                                   17
4.2	Subsidiaries	                                                          17
4.3	Corporate Authority	                                                   17
4.4	Consents, Approvals, Etc.	                                             18
4.5	Binding Effect and Enforceability	                                     18
4.6	Default of Debt	                                                       18
4.7	Financial Condition	                                                   18
4.8	Title and Liens	                                                       19
4.9	Employee Plans	                                                        19
4.10	Taxes	                                                                19
4.11	Compliance with Laws	                                                 19
4.12	Litigation	                                                           19
4.13	Corporate Names; Location of Collateral	                              20
4.14	Solvency	                                                             20
4.15	Environmental Protection	                                             20
4.16	Certain Fees	                                                         20
4.17	Disclosure	                                                           21
4.18 Margin Stock                                                          21
4.19 Investment Company Act: Public Utility Holding Company Act            21
4.20	Labor Controversies	                                                  21
4.21	Senior Debt	                                                          21
4.22	Accuracy of Information	                                              21
4.23	Offering of Notes	                                                    22
4.24	Unrestricted Subsidiaries	                                            22
4.25	Acknowledgment	                                                       22

ARTICLE 5    AFFIRMATIVE COVENANTS	                                        22
5.1	Financial Information and Reporting	                                   22
5.2	Corporate Existence	                                                   24
5.3	Taxes and Laws	                                                        24
5.4	Inspection	                                                            24
5.5	Purchaser Costs	                                                       24
5.6	Employee Plans	                                                        24
5.7	Maintenance	                                                           25
5.8	Use of Proceeds of Notes	                                              25
5.9	Environmental Matters	                                                 25
5.10	Insurance	                                                            26

ARTICLE 6    NEGATIVE COVENANTS	                                           26
6.1	Liens	                                                                 26
6.2	Additional Funded Debt	                                                26
6.3	Fiscal Year and Tax Status	                                            27
6.4	Restricted Payments	                                                   27
6.5	Investments in Other Persons	                                          27
6.6	Transfer of Assets	                                                    27
6.7	Mergers. Etc.	                                                         27
6.8	False Statements	                                                      28
6.9	Transactions with Affiliates	                                          28
6.10	Sale and Leaseback Transactions	                                      28
6.11	Borrowing by Guarantors	                                              29
6.12	Inconsistent Agreements	                                              29
6.13	Environmental Matters	                                                29
6.14	Change in Business or Accounting	                                     29
6.15	Financial Covenants	                                                  29
6.16	Charter and Bylaws	                                                   29

ARTICLE 7    EVENTS OF DEFAULT	                                            30
7.1	Events of Default	                                                     30

ARTICLE 8    RIGHTS AND REMEDIES	                                          31

ARTICLE 9    MISCELLANEOUS	                                                32
9.1	Waiver	                                                                32
9.2	Applicable Law	                                                        32
9.3	Severability	                                                          32
9.4	Section Headings	                                                      33
9.5	Binding Effect and Amendments	                                         33
9.6	Notices	                                                               33
9.7	Entire Agreement; Amendment and Restatement	                           33
9.8	CONSENT TO JURISDICTION AND WAIVER OF JURY TRIAL AND PERSONAL SERVICE 	33

Schedules

Schedule 1 -- Existing Liens
Schedule 4.2 -- Subsidiaries
Schedule 4.7 -- Indebtedness Not in Financial Statements
Schedule 4.12 -- Litigation
Schedule 4.13 -- Location of Collateral

Exhibits

Exhibit B -- Guarantors
Exhibit C -- Form of Series A Note
Exhibit D -- Form of Series B Note
Exhibit F -- Intercreditor Agreement


                         	NOTE PURCHASE AGREEMENT
                          	CAL-MAINE FOODS, INC.
           	Series A Senior Secured Notes Due December 15, 2007 Series B Senior Secured Notes Due December 15, 2009

     NOTE PURCHASE AGREEMENT` ("Agreement") dated as of December 18, 1997, by and among CAL-MAINE FOODS, INC., a Delaware corporation (the "Company"), and the Companies listed on Exhibit "B" hereto, as guarantors (the "Guarantors") and FIRST SOUTH PRODUCTION CREDIT ASSOCIATION ("FSPCA") and METROPOLITAN LIFE INSURANCE COMPANY, ("MetLife") (FSPCA and MetLife are each referred to herein as a "Purchaser" or collectively the "Purchasers").

The parties hereto agree as follows:

                               	ARTICLE 1
                              	DEFINITIONS

1.1	Definitions.  In addition to terms defined elsewhere in this Agreement, when used herein, the following terms have the meanings as set forth below:

"Affiliate" as to any Person means any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person and includes, without limitation, each shareholder and any Subsidiaries of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"Agreement" means, collectively, this Note Purchase Agreement, together with any and all exhibits, appendices, schedules, and amendments hereto and modifications, renewals, extensions, restatements and substitutions thereof and therefor.

"Albuquerque Plant and Feed Mill" means the Farm and Plant/Feed Mill located on the Facility Site in Albuquerque, New Mexico described in Exhibit "A" together with all Facility FF&E related thereto.

"Bethune Plant and Feed Mill" means the Farm and Plant/Feed Mill located on the Facility Site in Bethune, South Carolina described in Exhibit "A" together with all Facility FF&E related thereto.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in (a) New York, New York are authorized or required to close under the laws of the State of New York or the United States; and (b) Jackson, Mississippi are authorized or required to close under the laws of the State of Mississippi or the United States.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" means all of the Receivables, Inventory, Farm Products, related contracts, margin accounts and the other personal property of the Company and each of the Guarantors as described in the Security Agreement and the 6 parcels of real property as more particularly described in Exhibit "A" together with any and all improvements and furniture, fixtures, equipment or any other personal property located thereon whether now existing or hereafter acquired including the Facilities and Facilities FF&E all as more particularly described in the Collateral Documents to secure the Company's Obligations.

"Collateral Agent" means Rabobank acting in the capacity of collateral agent with respect to the Collateral in accordance with the Intercreditor Agreement.

"Collateral Documents" means, collectively, this Agreement, the Notes, the Security Agreement, the Consolidated, Amended and Restated Guaranty, the deeds of trusts, mortgages, UCC-I financing statements, title insurance documents, Intercreditor Agreement or any other agreements, instruments, financing statements or other documents that evidence or set forth the lien or the interests of the Purchasers in the Collateral.

"Contingent Liabilities" means any agreement, undertaking or arrangement by which any Person (i) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or (ii) guarantees the payment of dividends or other distributions upon the shares of any other Person, or
(iii) undertakes or agrees (contingently or otherwise) (a) to purchase, repurchase, or otherwise acquire any Debt, obligation or liability or any security therefor, or (b) to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or (c) to make payment other than for values received, or (d) to maintain solvency, assets, level of income, or other financial condition. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the debt, obligation or other liability guaranteed or supported thereby.


"Consolidated Tangible Net Worth" means, as of any date of determination, the sum of the capital stock (including nonredeemable preferred stock but subtracting treasury stock) and additional paid-in capital plus retained earnings (or minus accumulated deficit) of the Company and its Subsidiaries, on a consolidated basis determined in conformity with GAAP, minus intangible assets such as organization costs and franchise costs, intangible assets recorded in accordance with Financial Accounting Standards No. E7, deferred debits not relating to future tax benefits and all good will, trade names, trademarks, patents and other like intangibles.

"Debt" of any Person means: (i) all obligations of such Person for borrowed money and all obligations evidenced by bonds, debentures, notes, acceptances or other similar instruments; (ii) all obligations relative to the face amount of all letters of credit, if drawn, and banker's acceptances issued for the account of such Person; (iii) all obligations as lessee under leases which have beeer than accounts payable arising in the ordinary course of business payable on terms customary in the trade), (v) indebtedness secured by a Lien on property owned or being purchased by such Person whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (vi) all Contingent Liabilities of such Person in respect of any Debt of any Person, and (vii) any hedging obligations, if and to the extent such obligations must appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, consistently applied.

"Default" means any event which, with the giving of notice or the passage of time or both, would constitute, become or mature into an Event of Default.

"Default Rate" means a rate of interest which is two percent (2%) above the interest rate payable on such Note prior to its due date.

"EBIT" means, with respect to any Person, the average Net Income before interest and taxes (all as determined in accordance with GAAP, consistently applied) for the most recent twelve fiscal quarter periods from the date of determination.

"Edwards Laying Complex I" means the Laying Complex located on the Facility Site near Edwards, Mississippi described in Exhibit "A" together with all Facility FF&E related thereto.

"Employee Plan" means any pension, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Company or any its Subsidiaries described from time to time in the Financial Statements and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Company or any Subsidiary or Affiliate of the Company, to which the Company or any Subsidiary or Affiliate of the Company is a party or may have any liability or by which the Company or any Subsidiary or Affiliate of the Company is bound.

"Environmental Law" means, whenever enacted or promulgated, any applicable federal, state, county or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, covenant, criteria, guideline, administrative or court order, judgment, decree, injunction, code or requirement or any agreement with a Governmental Authority:

(x) relating to pollution (or the cleanup, removal, remediation or encapsulation thereof, or any other response thereto), or the regulation or protection of human health, safety or the environment, including air, water, vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life, or

(y) concerning exposure to, or the use, containment, storage, recycling, treatment, generation, discharge, emission, release or threatened release, transportation, processing, handling, labeling, containment, production, disposal or remediation of any hazardous substance, hazardous condition or hazardous activity (all as defined in such Environmental Laws and hereafter sometimes referred to as "Hazardous Substance," "Hazardous Condition" or "Hazardous Activity").

in each case as amended and as now or hereafter in effect, and any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries (whether personal or property) or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance, whether such common law or equitable doctrine is now or hereafter recognized or developed. Applicable laws include, but are not limited to, CERCLA; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Clean Air Act, 42 U.S.C. 7401 et seq.; the National Environmental Policy
Act, 42 U.S.C. 4321; the Refuse Act, 33 U.S.C. 401 et seq; the
Hazardous Materials Transportation Act of 1975, 49 U.S.C. 1801-1812; the
Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; the Federal
Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq.; the
Safe Drinking Water Act, 42 U.S.C. 300f et seq., each as amended and as now or hereafter in effect, and their state and local counterparts or equivalents, including any regulations promulgated thereunder.

"Environmental Violation" means any activity, occurrence or condition that violates or results in non-compliance with any Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations issued thereunder or in connection therewith.

"Event of Default" means an event or occurrence described in Article 7 of this Agreement.

"Facilities" means collectively the Albuquerque Plant and Feed Mill; the Bethune Plant and Feed Mill; the Edwards Laying Complex I; the Greensburg Farm and Plant; the Hammond Feed Mill; and the Lincoln Plant and Farm Hatchery.

"Facility" means any one of the Facilities.

"Facility FF&E" means with respect to any Facility any and all equipment, systems, apparatus, furniture, fixtures, fittings and personal property of every kind and nature whatsoever whether now owned or hereafter acquired and now or subsequently attached to, contained in or used or usable in any way in connection with any operation of such Facility, together with any substitutions therefor, replacements thereof and additions thereto from time to time all as more particularly described in the Collateral Documents.

"Facility Site" means, with respect to any Facility, the parcel of real property on which such Facility is located as described on Exhibit "A" together with all appurtenant rights attached thereto.

"Fair Market Value" means, with respect to any asset, the value of the consideration obtainable in a sale of such asset in the open market at a specified date assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset.

"Farm Products" shall have the meaning as set forth for such term in the Security Agreement.

"Financial Statements" means the consolidated balance sheets, statements of income (or operations) and retained earnings and statements of cash flows or changes in stockholders' equity of the Company and its Subsidiaries for each Fiscal Year or each partial period thereof to be delivered to the Purchaser pursuant to Section 5.1 of this Agreement.

"Fiscal Year" means the 12 consecutive calendar months ending on the Saturday nearest May 31 of each calendar year; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "1997 Fiscal Year") refer to the Fiscal Year ending on the Saturday nearest May 31 of such calendar year.

"Funded Debt" of any Person means all Debt that matures more than one year from the date of determination or matures within one year from such date but is renewable or extendable, at the option of the debtor, to a date more than one year from such date or arises under a committed revolving credit or similar agreement that obligates the lender to extend credit during a period of more than one year from such date (in each case including amounts of Funded Debt required to be paid or prepaid within one year from the date of determination)

"GAAP" means United States generally accepted accounting principles (including principles of consolidation), in effect from time to time.

"Greensburg Farm and Plant" means the Farm and Plant located on the Facility Site in Greensburg, Louisiana described in Exhibit "A" together with all Facility FF&E related thereto.

"Guarantor" means each of those entities set forth in Exhibit "B" hereto and any Person that becomes a Subsidiary of the Company or any Guarantor and is required to deliver a Subsidiary Joinder Agreement in accordance with Section 2.9 hereof; but shall exclude any Unrestricted Subsidiary.

"Hammond Feed Mill" means the Feed Mill located on the Facility Site in Hammond, Louisiana described in Exhibit "A" together with all Facility FF&E related thereto.

"Holder" means any holder from time to time of the Series A Note or the Series B Note.

"Intercreditor Agreement" means that certain Second Amended and Restated Intercreditor Agreement in the form of Exhibit "F" attached hereto by and among inter alia Rabobank, as Collateral Agent, the Purchasers and the other lenders named therein as parties thereto.

"Interest Coverage Ratio" means, for any period, the ratio of EBIT to Interest Expense, both determined on a consolidated basis for the Company and its Subsidiaries.

"Interest Expense" means, for any period, gross interest expense for such period, determined in accordance with GAAP and in any event including, without duplication, all commissions, discounts and other fees and charges owed with respect to letters of credit, interest capitalized during construction, and the portion of any capitalized lease obligations allocable to interest expense.

"Inventory" shall have the meaning as set forth for such term in the Security Agreement.

"Issue Date" means the date on which the Notes are issued to and purchased by the Purchasers.

"Laws" means all ordinances, statutes, rules, regulations, codes, orders, injunctions, writs or decrees of any government, whether federal, state, municipal or local, of any political subdivision or agency thereof, or of any court, board or similar entity established by any of the foregoing.

"Lien" means any security interest, whether or not filed, recorded or perfected under applicable law, mortgage, deed of trust, charge, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), conditional sale or other title retention agreement, any lease, whether or not filed, recorded or perfected under applicable law, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

"Lincoln Plant and Farm Hatchery" means the Plant and Farm/Hatchery located on the Facility Site in Lincoln, Arkansas as described in Exhibit "A" together with all Facility FF&E related thereto and the property located in Westville, Oklahoma as described in Exhibit "A" together with all Facility FF&E related thereto.

"Make-Whole Amount" means the present value of the remaining scheduled principal and interest payments due on a Note, determined by discounting the remaining scheduled principal and interest payments due on a Note at a discount rate equal to the yield on United States Treasury obligations having a maturity equal to the then remaining average life of a Note plus 50 basis points.

"Materially Adverse Effect" means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a materially adverse effect on:
(a) the assets of or the business, revenues, financial condition, operations or prospects of the Company and its Subsidiaries taken as a whole; or (b) the ability of the Company or any Guarantor to timely and fully perform any of its payment or other material obligations under this Agreement, the Notes or the Collateral Documents.

"Net Income" means, for any period, the net income (or loss) of such Person for such period (taken as a single accounting period) determined in conformity with GAAP, excluding (to the extent otherwise included therein) any gains or losses, together with any related provision for taxes, realized upon any sale of assets other than in the ordinary course of business.

"Notes" means the Series A Notes and the Series B Notes to be purchased by the Purchasers hereunder, and "Note" means the note(s) in each series.

"Obligations" means each and every promise, agreement, covenant, debt and all other liabilities, obligations and indebtedness of the Company or any Guarantor to the Purchasers, their successors or assigns, whether primary, secondary, contingent, direct, or indirect, howsoever incurred, created, arising or evidenced, whether presently or hereafter existing, evidenced, arising or becoming due, including such liabilities, obligations and indebtedness of the Company or any Guarantor to the Purchasers hereunder or arising from or in connection with the Notes or any exchanges, refinancings, substitutions, extensions, renewals, replacements and modifications for or of the foregoing, or the enforcement by the Purchasers of their rights and remedies under any or all of the foregoing (including all reasonable costs, expenses and reasonable attorneys' and paralegal' fees and expenses incurred by Purchasers).

"Pari Passu", as applied to the ranking of any Debt of a Person in relation to other Debt of such Person, means that each such Debt either (i) is not subordinate in right of payment to any Debt or (ii) is subordinate in right of payment to the same Debt as is the other, and is so subordinate to the same extent, and is not subordinate in right of payment to each other or to any Debt as to which the other is not so subordinate.

"Pari Passu Debt" means Debt of the Company or any Guarantor that is secured by any part of the Collateral, provided that such Pari Passu Debt is subject to the Intercreditor Agreement with the Purchasers.

"Permitted Investments" means (i) investments in one or more Guarantors or any Person which, concurrently with such investment, becomes a Subsidiary and Guarantor; (ii) property to be used in the ordinary course of business;
(iii) current assets arising from the sale of goods and services in the ordinary course of business; (iv) direct obligations of the United States of America, or any agency thereof fully guaranteed by the United States of America, provided that such obligations mature within one year from the date acquired; (v) certificates of deposit maturing within one year from the date acquired or money market accounts issued by a bank or trust company organized under the laws of the United States or any of its states, and having capital surplus and undivided profits aggregating at least $100,000,000 and maintaining an equivalent Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's) rating of "A"/"A2" or higher; (vi) commercial paper rated with the highest rating given by S&P or Moody's and maturing not more than 270 days from the date acquired; and (vii) certain issues of preferred stock known as "Dutch-Auction Preferred, " " Capital-Market Preferred, " "Remarked Preferred, " "Variable-Rate Preferred," or similar terms, rated with the highest rating given by S&P or Moody's; and (vii) purchases of substantially all the assets or properties of another person.

"Permitted Liens" means Liens: (i) for taxes or assessments not yet due and payable; (ii) of mechanics, materialmen, warehousemen or carriers or other similar liens incurred in the ordinary course of business, payment with respect to which is not delinquent; (iii) which, in the aggregate, are not substantial in amount and do not materially impair or adversely affect the value or use of the assets and properties of the Company and its Subsidiaries taken as a whole or the operation or condition of the business of the Company and its Subsidiaries; (iv) which are being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been and continue to be stayed, appropriate reserves have been made in accordance with GAAP, and which do not materially impair or adversely affect the value or use of the assets and properties of the Company and its Subsidiaries or the Collateral, or the operation or condition of the business of the Company and its Subsidiaries and provided that no Event of Default has occurred and has not been cured; (v) all purchase money liens and security interests as they exist on the date hereof as reflected in the UCC searches delivered as required in Section 3.1(a) hereof and the approved existing Liens described on Schedule 1 hereto; (vi) purchase money liens or purchase money security interests upon or in any property acquired after the Issue Date (other than for replacement of existing equipment), provided that the principal amount of the Debt incurred that is secured by such purchase money liens or purchase money security interests shall be permitted hereunder and shall not, in any event, exceed 100% of the cost of such property, and shall not extend to or cover any other property; (vii) liens and security interests in connection with leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities (other than for replacement of existing equipment); provided, however, that such liabilities are otherwise permitted hereunder and that no lien or security interest referred to in this clause (vii) or the preceding clause (vi) shall extend to or cover any property other than the related property being acquired or leased (as the case may be) and the proceeds thereof;
(viii) liens on assets that do not constitute Collateral securing Debt permitted to be incurred under this Agreement; (ix) liens securing the Obligations in respect of this Agreement and the Notes and liens on Collateral securing Pari Passu Debt permitted to be incurred under this Agreement; and (x) liens arising out of pledges or deposits under workers' compensation laws, unemployment insurance, old age benefits, social security benefits or retirement benefits or similar legislation.


"Permitted Restricted Payments" means Restricted Payments and Restricted Investments provided that the sum of all Restricted Payments and Restricted Investments made since the Issue Date does not exceed 50% of the Net Income (less 100% of cumulative losses) of the Company and its Subsidiaries on a consolidated basis subsequent to May 31, 1997 plus Seven Million Five Hundred Thousand Dollars ($7,500,000) plus the net proceed of sales of the Company's common stock and conversion of the Company's convertible securities; provided, however, that no Default will exist or be continuing after giving effect to a payment described in the preceding clause, and the Company and its Subsidiaries would be able to incur at least $1.00 of additional Funded Debt

"Person" means any individual, sole proprietorship, joint venture, partnership, limited liability company, association, unincorporated organization, joint-stock company or association, trust, corporation, entity, institution or government body.

"Placement Agent" means Rabobank in its capacity as placement agent in connection with the placement of the Notes.

"Priority Debt" means without duplication, (a) liens securing Debt of the Company which is not subject to the Intercreditor Agreement, and (b) Debt of Guarantors which is not subject to the Intercreditor Agreement.

"Purchase Documents" means, collectively, all of those documents set forth and described in Section 3.1 hereof, as amended, modified, supplemented or restated from time to time.

"Rabobank" means Co"peratieve Centrale Raiffeisen - Boerenleenbank B.A., "Rabobank Nederland," a cooperative banking organization organized and existing under the laws of the Netherlands, acting through its New York branch.

"Receivables" shall have the meaning as set forth for such terms in the Security Agreement.

"Required Holders" means with respect to any series of Notes, the holder or holders of more than 60% of the aggregate principal amount of such series.

"Restricted Investments" with respect to any Person means any investments which are not Permitted Investments.

"Restricted Payments" means (i) any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Company, other than shares of common stock of the Company or (ii) any purchase, redemption or other acquisition for value of any shares of any class of capital stock of the Company or any warrants, rights or options to acquire any such shares, now or hereafter outstanding.

"Restricted Subsidiary" means, at any time, any Subsidiary of the Company that is not then an Unrestricted Subsidiary.

"Rolling Period" means, in respect of any fiscal quarter, such fiscal quarter and the three preceding fiscal quarters.

"Security Agreement" means the Consolidated, Amended and Restated Security Agreement in favor of the Collateral Agent to be executed as a Collateral Document in connection herewith.

"Senior Debt" means with respect to any Person all Debt for borrowed money which is secured by a lien or other interest on any property or assets of such Person.


"Subsidiary" with respect to any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

"Short Term Debt" means all Debt which is not Funded Debt.

"Total Capitalization" means, as of any date of determination, the sum of
(i) Consolidated Tangible Net Worth plus (ii) Total Funded Debt.

"Total Consolidated Assets" means the sum of the assets of the Company and its Subsidiaries, on a consolidated basis determined in accordance with GAAP, consistently applied.

"Total Funded Debt" means, as of any date of determination, the sum of all Funded Debt for the Company and its Subsidiaries on a consolidated basis.

"UCC" means the version of the Uniform Commercial Code as enacted in New York, as amended from time to time.

"Unrestricted Subsidiary" means any Subsidiary of the Company which the Purchasers have agreed is an Unrestricted Subsidiary and not required to execute a Guaranty as required by Section 9.9 hereof. The following existing Subsidiaries of the Company are designated as Unrestricted Subsidiaries:
Sunbelt Freight, Inc., a Mississippi corporation, and BCM Partnership, a partnership.

1.2	Other Definitions.  Any accounting terms used but not otherwise defined herein shall have their customary meanings as defined in, pursuant to, or in accordance with GAAP. All other terms used but not otherwise defined herein shall have the meanings provided by the UCC to the extent said terms are used or defined therein.

1.3	Definitions in Other Purchase Documents.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the other Purchase Documents.

1.4	Miscellaneous.  In this Agreement and each other Purchase Document, unless a clear contrary intention appears: (i) the singular number includes the plural number, and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii)
reference to any gender includes each other gender; (iv) reference to any agreement (including this Agreement and the Schedules. Appendices and Exhibits hereto), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor; (v) unless the context indicates otherwise, reference to any Article, Section, Appendix, Schedule or
Exhibit means such Article or Section hereof or Schedule, Appendix or Exhibit hereto; (vi) "hereunder", "hereof', "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular
Article, Section or other provision hereof; (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and (viii) relative to the determination of any period of time, "from" means "from and including" and
"to" and "through" means "to but excluding".

                               	ARTICLE 2
                  	ISSUANCE, SALE AND PURCHASE OF NOTES

2.1	General Description of Financing.

(a)	Series A Notes. The Company will authorize the issue of its 6.87% Senior
Secured Note in the aggregate principal amount of Eleven Million Five Hundred Thousand Dollars ($11,500,000.00), due ten (10) years from the Issue Date and payable as set forth in the Series A Senior Secured Note (the "Series A Note") (herein, together with any note or notes which may be issued hereunder in substitution, exchange, modification, renewal, extension, and/or restatement thereof or therefore, the "Series A Note" or "Series A Notes"), substantially in the form of Exhibit "C" attached hereto with appropriate insertions in the blanks thereof

The Company will issue and sell to FSPCA, and, subject to the terms and conditions hereof and in reliance on the representations and warranties and other covenants and agreements of the Company contained herein, FSPCA will purchase from the Company, at the purchase price of 100% of the $11,500,000.00 principal amount thereof, the Series A Note at the closing referred to herein. The purchase price shall be paid by the FSPCA at the Closing in immediately available funds.

(b)	The Company will authorize the issue of its 7.18% Senior Secured Note in the aggregate principal amount of Fifteen Million Dollars ($15,000,000.00), due twelve (12) years from the Issue Date and payable as set forth in the Series B
Senior Secured Note (the "Series B Note") (herein, together with any note or notes which may be issued hereunder in substitution, exchange, modification, renewal, extension, and/or restatement thereof or therefore, the "Series B
Note" or "Series B Notes"), substantially in the form of Exhibit "D" attached hereto with appropriate insertions in the blanks thereof.

The Company will issue and sell to MetLife, and, subject to the terms and conditions hereof and in reliance on the representations and warranties and other covenants and agreements of the Company contained herein, MetLife will purchase from the Company, at the purchase price of 100% of the $15,000,000.00 principal amount thereof, the Series B Note at the closing referred to herein. The purchase price shall be paid by MetLife at the Closing in immediately available funds.

2.2	Interest.

(a)	Series A Note.  The Series A Note shall bear interest at the rate of 6.87%
per annum.
(b)	Series B Note.  The Series B Note shall bear interest at the rate of 7.18%
per annum.
(c)	Interest will be payable under each note semi-annually in arrears on the fifteen (15th) day of each June and December commencing June 15, 1998. Interest under each Note shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest is payable over a year comprised of 360 days of twelve 30-day months.

2.3	Payments.  All sums payable to a Purchaser hereunder or under a Note shall be paid directly to the Holder of such Note, at its address set forth herein, or at such banking institution as such Holder may from time to time designate, in immediately available funds.

2.4	Mandatory Principal Payments.

(a)	Series A Note.  Principal of the Series A Note shall be repaid in five equal annual instalments of $1,916,666.00 payable on the 15th day of December of each year commencing December 15, 2002, and by a final installment on December 15,
2007 in an amount equal to the unpaid principal balance.

(b)	Series B Note.  Principal of the Series B Note shall be repaid in six equal annual instalments of $2,142,857.00 payable on the 15th day of December of each year commencing December 15, 2003, and by a final installment on December 15,
2009 in an amount equal to the unpaid principal balance.

2.5	Optional Prepayment.  The Company may at any time and from time to time, upon giving the notice referred to below, prepay all or any part (in a minimum amount of $200,000 and integral multiples of $100,000 thereafter) of the principal amount of either Note, upon payment of such principal amount and accrued interest thereon (if any) to the date of any such prepayment, plus a premium in an amount equal to the greater of (a) zero, or (b) the Make-Whole Amount less the par value of such Note. The Company shall give at least 30 days' written notice to the Holder of said Note of its intention to prepay pursuant to this Section 2.5, specifying the date of such prepayment and the amount thereof, and shall on such prepayment date pay the amounts referred to herein. All optional prepayments pursuant to this Section 2.5 shall be credited to principal payment in the inverse order of their maturity.

2.6	Application of Payments.  All payments with respect to a Note shall be applied first to premium (if any), then to any cost or expenses of Holder related to or incurred in connection with the Notes, Collateral Documents, or Purchase Documents, then to interest at the rate(s) herein or in such Note specified, and then to principal as herein or therein specified. Whenever any payment shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day. If payments on or under either Note are not paid in full when due (including any applicable grace period), then to the fullest extent permitted by law the Company shall pay interest on such Note (after as well as before judgment) on such past due
obligations at the Default Rate.2.7	Notes.

(a)	Exchange of Notes.  At any time and from time to time upon the prior written request of any holder of the Notes and upon surrender of the Notes for such purpose to the Company, the Company at its expense will issue in exchange therefor, or upon the transfer thereof, a new Note or Notes in such denominations (of $250,000.00 and multiples thereof as nearly as possible) as may be requested in an aggregate principal amount equal to the unpaid principal amount of the Notes surrendered and substantially in the form of the
Notes with appropriate revisions.  In addition to the exchange and transfers of the Notes, the Holder thereof may assign or participate all or any portion of its Note; provided, however, that in the event Holder shall desire to assign or participate all or any portion of its Note to other than (i) an affiliate of Holder; or (ii) another lending institution in the federal Farm Credit
System, then Holder shall give the Company thirty (30) days prior notice in which it shall have the right to prepay that portion of the Note being assigned or participated for the consideration which the third party assignee or participant would pay.

(b)	Proportionate Payments.  If at any time there is more than one Note in a series outstanding, all payments or prepayments of principal on the Note shall be made on such Notes in such series then outstanding as nearly as may be in the proportion of the unpaid principal amount of each such Note in such series to the total unpaid principal amount of such Notes in such series then outstanding.

2.8	Use of Proceeds.  the Notes shall amend and restate certain existing indebtedness of the Company as set forth in the Intercreditor Agreement purchased by the Purchasers and shall further evidence proceeds advanced to the Company for general corporate purposes and for no other purposes and the Company agrees to utilize the proceeds only for the purposes enumerated above.

2.9	Guarantors.  Each Guarantor does hereby agree to be bound by the terms and conditions of this Agreement and to execute that certain Consolidated, Amended and Restated Guaranty in the form attached hereto as Exhibit "E" (the
"Guaranty"). The Company and each Guarantor hereby agree that any Person that shall become a Subsidiary shall become a party to the Guaranty by delivering a Subsidiary Joinder Agreement to the Guaranty in the form attached to the Guaranty, unless the Purchasers shall otherwise approve such Subsidiary to be an Unrestricted Subsidiary.

                             	ARTICLE 3
                      	CONDITIONS AND CLOSING

3.1	Conditions to Purchase and Closing.  Notwithstanding any other provisions of this Agreement, each Purchaser, at its sole option and in its sole discretion, need not purchase the Note it is designated to purchase or make the loan evidenced thereby (the "Loan" or collectively the "Loans"), unless the following conditions precedent are fulfilled to the satisfaction of each Purchaser.

(a) 	Delivery of Documents as Conditions Precedent. The delivery of each of the following documents (the "Purchase Documents") by or on behalf of the Company to the Purchasers shall constitute separate and distinct conditions precedent to the purchase of the Note and the making of the Loan.

1.	Executed Agreement.  A copy of this Agreement duly executed by the
Company, each Guarantor,  and each Purchaser;

2.	Executed Notes.  The Series A Note and Series B Note duly issued and executed by the Company;

3.	Executed Guaranty.  The Guaranty duly executed by each Guarantor;

4.	Articles of Incorporation.  Copies, certified of recent date by the Secretary of State of the jurisdiction of incorporation, of the Company's and each
Guarantor's Articles of Incorporation, and each and every amendment thereto;

5.	Good Standing Certificate.  Certificate of the Secretary of State of each state where the Company and each Guarantor conducts business, of recent date, as to the good standing of the Company and each Guarantor in such states where each conducts business;

6.	Secretary's Certificate.  Certificate of the Secretary of the Company and
each Guarantor as to (i) resolutions authorizing entry into, execution, delivery and performance of the obligations of the Company and each Guarantor under this Agreement, the Guaranty, the Notes, the Collateral Documents and Purchase Documents; (ii) Articles of Incorporation; and (iii) such entity's bylaws;

7.	Opinion of the Company's Counsel.  The satisfactory opinion letter of counsel for the Company acceptable to Purchasers and the Guarantor, and local counsel acceptable to Purchasers in each state where each Facility or Collateral is located, dated as of the date of the Notes and addressed to the Purchasers in form satisfactory to counsel to the Purchasers;

8.	Collateral Documents.  The execution, delivery and filing, as required, of all Collateral Documents in form satisfactory to counsel to the Purchasers;

9.	Intercreditor Agreement.  Execution and delivery of the Intercreditor
Agreement;

10.	Title Insurance.  A mortgagee title insurance policy (ALTA Loan Policy -
1992 Revision) in the aggregate amount of $47,006,900 issued by a national title insurance company acceptable to Purchasers and the Collateral Agent, insuring the liens of the mortgages or deeds of trust in favor of the Purchasers or the Collateral Agent, on behalf of the Purchasers, as a first lien subject only to Permitted Liens, deleting standard exceptions for creditors rights, mechanics liens and survey, and including endorsements for zoning (ALTA 3.1 or equivalent), or 100XC, usury, revolving line of credit, variable rate, access, contiguity, environmental lien, and separate tax parcel, first loss, and providing gap coverage; provided, however, that a standard survey exception to the extent applicable shall be acceptable on the Bethune Plant and Feed Mill Facility Site. No title insurance shall be required on that portion of the Lincoln Plant and Farm Hatchery located in Oklahoma. To the extent that the title insurance is subject to reinsurance or co-insurance, the Company shall provide copies of the re-insurance or co-insurance agreements along with the title insurance policy, which agreement or agreements by their terms shall provide direct access by Purchasers or the Collateral Agent on behalf of the Purchasers. The Company shall also provide Uniform Commercial Code searches covering all financing statement filings necessary to perfect the security interest in all Collateral subject to the Uniform Commercial Code, listing no filings prior to the filings in favor of the Purchaser or the Collateral Agent on behalf of the Purchasers as secured party.

11.	Appraisal.  An appraisal of the Facilities (except for that portion of the
Lincoln Plant and Farm Hatchery located in Oklahoma) addressed to Purchasers in form and amount satisfactory to Purchasers.

12.	Survey.  A complete, current survey of the Facilities (except for that portion of the Lincoln Plant and Farm Hatchery located in Oklahoma) certified to Purchasers prepared by a licensed professional surveyor approved by Purchasers and prepared in accordance with the requirements of Purchasers; provided, however, that the existing survey conducted in 1978 shall be acceptable for the Bethune Plant and Feed Mill Facility Site.

13.	Environmental Condition.  Approval by Purchasers of the physical environment of the Facilities (except for that portion of the Lincoln Plant and Farm Hatchery located in Oklahoma), including but not limited to, compliance with all requirements of governmental authorities concerning Environmental Laws and other conditions, as evidenced by environmental studies or other analysis of the Facilities as required by Purchasers.

14.	Insurance Certificates.  Certificates evidencing the insurance required in
Section 5.10 hereof.

15.	Due Diligence.  Purchasers' satisfactory completion of any investigation it deems necessary and desirable to complete its due diligence investigation.

16.	Officer's Certificates.  Such other Officer's Certificates of the Company and each Guarantor in form reasonably satisfactory to Purchasers; and

17.	Termination and Release or Assignment to Purchasers of Existing
Indebtedness with Respect to the Facilities. The restructure, assignments and restatements of existing Collateral Documents and as otherwise required in the documents referenced therein, shall have been completed in accordance with the Intercreditor Agreement to the satisfaction of the Purchasers and their counsel.

18.	Documents.  In form and substance satisfactory to the Purchasers, each and every document, note, title commitment and policy for each Facility and Facility Site, certificate, notice, affidavit, exhibit, schedule, resolution, and legal opinion which the Purchaser may reasonably request from or to be delivered by the Company hereunder.

(b)	Events as Conditions Precedent.  The following conditions shall have occurred or exist as of the date of the purchase of the Note and making of the Loan and shall constitute conditions precedent thereto:

1.	Material Adverse Change.  No Materially Adverse Effect shall have occurred subsequent to May 31, 1997, as reasonably determined by the Purchasers.

2.	Representations and Warranties.  The representations and warranties of the
Company and Guarantors set forth in Article 4 hereof shall be true and correct in all material respects as of the date on which each Note is purchased and the Loan is made pursuant thereto.

3.	Closing Fees, Expenses, Etc.  The Company has paid all fees, costs and expenses which have been invoiced and/or are payable upon the Closing.

4.	Purchase Permitted.  Purchase of the Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which each Purchaser is subject, without recourse to provisions permitting limited investments by insurance companies without restriction as to the character of the particular investment,
(ii) not violate any applicable law or regulation (including, without limitation, Regulation G, T or X of the Board of Governors of the Federal Reserve System), and (iii) not subject any Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date of this Agreement. Purchasers shall have received a certificate from the Company's officers certifying as to such matters of fact as Purchasers may reasonably specify to enable a determination to be made regarding whether such purchase is so permitted.

3.2	Closing.  Assuming satisfaction of the conditions precedent set forth above, the closing of the same and purchase of the Note hereunder (the "Closing") shall take place at the offices of Watkins Ludlam & Stennis, P.A. at 633 North State
Street, Jackson, Mississippi, at 10:00 a.m. central time, on December 15, 1997
(the "Closing Date") or at such other time and place as the Company and the
Purchasers may agree. At the Closing the Company will deliver to the Purchaser the Note to be purchased by such Purchaser as provided hereunder (in the form of a single Note payable to such Purchaser or its order) against payment of the purchase price thereof in immediately available funds. If at the Closing the
Company shall fail to tender as herein provided each Note to be purchased by each Purchaser, each Purchaser shall be relieved of all remaining obligations under this Agreement, but the Company and Guarantors shall be responsible for all costs and expenses of the Purchasers, including all fees and expenses of counsel to the Purchasers, whether or not the issuance is consummated.


                               	ARTICLE 4
                    	REPRESENTATIONS AND WARRANTIES

                  	I.   Of the Company and Guarantors.

As further inducement to the Purchasers to enter into this Agreement, and make the Loans, the Company and each Guarantor represents and warrants, as of the date hereof and as of the Closing Date, the following, which shall survive the Closing and until all of the Obligations and indebtedness of the Company and Guarantors have been paid, satisfied or discharged in full, regardless of any investigation by the Purchasers of the Company's financial condition or assets:

4.1	Corporate Existence.  The Company and each Guarantor (other than Cal-Maine
Partnership, Ltd., a limited partnership and CMF of Kansas - LLC, a limited liability company) is a corporation duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation and Cal-Maine Partnership, Ltd. is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and CMF of Kansas - LLC, is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each is duly licensed or qualified to do and transact business and in good standing as a foreign corporation or limited partnership, or limited liability company, as applicable, in each and every jurisdiction in which the conduct of its business or the location of its property requires such qualification or licensing.

4.2	Subsidiaries.  The Company and each Guarantor do not have any Subsidiaries other than as identified in Schedule 4.2 hereto. The capital stock of each Subsidiary is duly authorized, validly issued and fully paid and nonassessable. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly licensed or qualified as a foreign corporation or limited partnership, as applicable, authorized to transact business and is in good standing in each jurisdiction in which the character of the properties owned by it or the nature of the business transacted by it makes such licensing or qualification necessary. Each Subsidiary has full corporate power and authority to own its assets and properties, and to operate its business as presently owned and conducted. Schedule 4.2 correctly sets forth the ownership interest of the Company and each Subsidiary in each of their respective Subsidiaries as of the Closing Date.

4.3	Corporate Authority.  The execution, issuance, delivery, and performance of this Agreement, the Notes, the Collateral Documents and all other Purchase
Documents and the incurrence and performance of the Obligations and indebtedness of the Company and each Guarantor hereunder (i) have been duly and properly authorized by all necessary corporate, director, shareholder and/or any other action of the Company and each Guarantor and (ii) have not resulted in and will not result in:
(a)	the creation or imposition of any lien, security interest, mortgage, deed of trust, charge or any encumbrance of any nature whatsoever upon any of the
Company's or any Guarantor's property or assets, or

(b)	the violation of, contravention of, the occurrence of a default, event of default or event, which with the passage of time or giving of notice or both, would constitute, mature into or become a default or event of default under, any term or provision of the Company's or any Guarantor's organizational documents or bylaws, any certificates of authority to do or transact business, any order of any court, or any contract, agreement, mortgage, deed of trust, indenture, instrument, judgment or Laws to which the Company or any Guarantor is a party or signatory or by which the Company or any Guarantor or any of its property is bound.

4.4	Consents, Approvals, Etc.  No consent, approval or authorization of, or filing, registration or qualification with, any Person, governmental, regulatory, or otherwise, is required to be obtained or effected by the Company or any Guarantor in connection with the execution, issuance, delivery and performance of this Agreement, the Collateral Documents, the Guaranty, the Notes or any other Purchase Documents or the incurrence or performance of the Obligations of the Company and each Guarantor or, if so required, has been duly obtained or effected before the date hereof.

4.5	Binding Effect and Enforceability.  Upon delivery hereof and thereof, this
Agreement, the Notes, the Guaranty, the Collateral Documents or any other
Purchase Documents will be the legal, valid and binding obligations of the Company and each Guarantor who are parties thereto enforceable in accordance with their terms and provisions (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally) and, on the date of said delivery, the Company and Guarantors will not be in violation or contravention of, and no Default or Event of Default will exist under any of the foregoing.

4.6	Default of Debt.  The Company is not in default and no event of default or event, which with the passage of time or giving of notice or both, would constitute, mature into or become a default or event of default, has occurred and is continuing with respect to any Debt of any kind or nature of the Company or any Guarantor, other than those for which a non-monetary waiver has been obtained and no such default or event of default with respect to payments of, or on account of, any such Debt has occurred during the five year period preceding the date of this Agreement.

4.7	Financial Condition.  The consolidated audited Financial Statements of the
Company and its Subsidiaries for the Fiscal Years ended May 31, 1997, June 1,
1996 and June 3, 1995 and the consolidated unaudited Financial Statements for the Company and its subsidiaries fiscal quarter ending August 30, 1997, each heretofore delivered to each Purchaser have been prepared in accordance with GAAP, consistently applied, and fairly present the financial condition of the Company as at the dates thereof and results of operations for the periods covered thereby. Since May 31, 1997, there have been no Materially Adverse Effect, and no dividends on or redemptions of the Company's capital stock have been made. Except as disclosed on the unaudited Financial Statements delivered to the Purchasers which are referred to in the first sentence of this paragraph, and/or on Schedule 4.7 attached hereto: (i) the Company has no indebtedness, except as permitted hereunder, or liabilities, contingent or otherwise.

4.8	Title and Liens.  The Company and each Guarantor have good and marketable title to all of their respective property and assets owned by the Company and each Guarantor, including all property and assets listed on its most recent Financial Statements and, except for Permitted Liens, its property and assets are not subject to any Liens.

4.9	Employee Plans.  (i) All of the Company's Employee Plans are in compliance with the provisions of ERISA and the Code and the regulations and published interpretations thereunder meet the minimum funding standards of Section 302 of ERISA where applicable, (ii) no withdrawal liability has been incurred or is expected to be incurred under any such Employee Plans, (iii) no Prohibited Transaction or Reportable Event as defined in ERISA, has occurred with respect to any such Employee Plans or is expected to occur, unless approved by the appropriate governmental agencies, (iv) no proceedings have been instituted to terminate or appoint a trustee to administer any such Employees Plans.

4.10	Taxes.  The Company and each Subsidiary has filed all federal, state and local tax returns and reports required by applicable Laws (or has filed for and received extensions under applicable Laws), has paid all taxes, assessments, penalties, interest and any other governmental charges which are or were due and payable (except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided), has made adequate provision for the payment of all taxes, assessments, penalties, interest and other governmental charges which are accruing but are not yet due and payable, and has no knowledge of any deficiency or additional assessment which has arisen in connection with any of the foregoing.

4.11	Compliance with Laws.  Except to the extent that the failure to comply would not have a Materially Adverse Effect, the Company and each Subsidiary has complied with all applicable Laws with respect to: (1) any restrictions, specifications or other requirements pertaining to products, including, without limitation, the Farm Products, that the Company manufactures, leases, sells or distributes or to the services it performs; (2) the conduct of its business; and (3) the use, maintenance and operation of the real and personal properties owned or leased by it in the conduct of its business, including, without limitation, each of the Facilities, Facilities FF&E and Facility Sites.

4.12	Litigation.  Except as set forth on Schedule 4.12 hereto, there is no action, suit, proceeding or arbitration (whether or not purportedly on behalf of the Company or its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or to the knowledge of the Company or any Guarantor threatened against or affecting the Company or any of its Subsidiaries or any of their properties which would result in any Materially Adverse Effect, or would materially adversely affect the ability of the Company to perform its Obligations, and there is not basis known to the Company or any Guarantor for any such action, suit or proceeding.

4.13	Corporate Names; Location of Collateral.  Neither the Company nor any
Guarantor has any assumed corporate names and is not doing business under any corporate name other than the name under which incorporated or organized. The chief executive office and the principal place of business for the Company and each Guarantor is located in Jackson, Hinds County (First Judicial District), Mississippi. All of the Collateral, including books and records pertaining to the Receivables, Farm Products, all Inventory and Facility FF&E, of the Company and each Guarantor is maintained only in the locations as set forth on Schedule
4.13 and the Company and Guarantors agree that they have no other locations at which any Collateral is located. The Company and each Guarantor shall not maintain any of the Collateral at any locations other than as set forth in
Schedule 4.13 without giving the Purchasers at least 30 days prior written notice thereof. The name of the Company or any Guarantor shall not be changed unless the Purchasers are given at least 30 days prior written notice thereof.

4.14	Solvency.  The Company and its Subsidiaries on a consolidated basis (i) is solvent and will not be rendered insolvent by the incurrence of the Obligations and indebtedness hereunder, by the execution of this Agreement, the Notes, Guaranty and Purchase Documents, (ii) is able to pay their debts as they come due and does not intend to incur, or believe that it will incur, debts beyond their ability to pay such debts as they mature or come due, (iii) has capital sufficient to carry on their business and any business in which it intends or is about to engage, and (iv) owns property and assets having a value in excess of their liabilities and debts.

4.15	Environmental Protection.  As of the Closing Date, the Company and each
Subsidiary has obtained all material permits, licenses and other authorizations that are required with respect to the operation of their businesses under any Environmental Law; the Company and each Subsidiary is in compliance with all terms and conditions of the required permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws, except to the extent that the failure to comply therewith would not result in a Materially Adverse Effect. There is no Environmental Violation by the Company or any Subsidiary and there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened against the Company or any of its Subsidiaries relating in any way to the Environmental Laws which would result in a Materially Adverse Effect; and there are no past or present (or, to the best of the Company and each of its each Guarantor's knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws, or which may give rise to any common law or other legal liability or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste.

4.16	Certain Fees.  No broker's or finder's fee or commission will be payable by or on behalf of the Company or any of its Subsidiaries with respect to this
Agreement or the transactions contemplated hereby except to the Placement Agent, and such fees to the Placement Agent have been paid, and the Company or any of its Subsidiaries hereby indemnify the Purchasers against and agrees that they will hold the Purchasers harmless from any claim, demand or liability for broker's or finder's fees, including the fees to the Placement Agent, alleged to have been incurred by the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

4.17	Disclosure.  As of the Closing Date, there is no fact known to the Company or any Guarantor which would have a Materially Adverse Effect which has not been disclosed herein or in such other documents, certificates and statements furnished to the Purchasers for use in connection with the transactions contemplated hereby.

4.18	Margin Stock.  None of the Loans will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulations U, Regulation X or
Regulation G, or for the purpose of reducing or retiring any Debt which was originally incurred to purchase or carry "margin stock" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of
Regulation U, Regulation X or Regulation G.

4.19	Investment Company Act: Public Utility Holding Company Act.  The Company
nor any Subsidiary is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

4.20	Labor Controversies.  There are no labor controversies pending or, to the best knowledge of the Company and Guarantors, threatened against the Company or any Subsidiary which, if adversely determined, would be reasonably likely to have a Materially Adverse Effect.

4.21	Senior Debt.  The Notes constitute Senior Debt and are Pari Passu with all other Senior Debt of the Company and each Guarantor. The only other Senior Debt of the Company and Guarantors is listed in Exhibit "G". The only Pari Passu Debt of the Company or any Guarantor is the Debt incurred pursuant to the Revolving Credit Agreement and the Dairy Facility Reimbursement Agreement, each as defined in the Intercreditor Agreement.

4.22	Accuracy of Information.  All factual information heretofore or contemporaneously furnished by or on behalf of the Company in writing to the Purchaser for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Company to the Purchaser in writing will be, true and accurate in every material respect on the date as of which such information is dated or certified and such information is not, or shall not be, as the case may be, incomplete by knowingly omitting to state any material fact necessary to make such information not misleading. To the best knowledge of the Company and Guarantors there is no fact which has a Materially Adverse Effect on the business or prospects or condition (financial or otherwise) of the Company or any Guarantor or its properties or assets which has not been set forth herein or in written materials, certificates or statements furnished to the Purchasers by or on behalf of the Company prior to the date hereof.

4.23	Offering of Notes.  Neither the Company nor any agent acting on its behalf has directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act of 1933, as amended, or the registration requirements of any securities or blue sky law of any applicable jurisdiction.

4.24	Unrestricted Subsidiaries.  Sunbelt Freight, Inc. is an inactive corporation and not currently conducting any business nor will any business be conducted by Sunbelt Freight, Inc. in the future and Sunbelt Freight, Inc. does not and will not own any material assets and the Company is in the process of causing the dissolution of Sunbelt Freight, Inc. BCM Partnership is a partnership whose operations are separate and distinct from those of the Company and the Guarantors.

	II.  Representations of the Purchaser

4.25	Acknowledgment.  Each Purchaser acknowledges that the Notes have not been registered under the Securities Act of 1933 or any applicable state securities laws and that such registration is not legally required. Each Purchaser represent that it is acquiring its Note for its own account and, except as provided below, with no present intention of distributing or reselling the same or any part thereof, subject, nevertheless, to its right to dispose of the Note or any part thereof if at some future time in its sole discretion it deems it advisable to do so. Each Purchaser reserves the right to assign or grant participations with respect to all or any part of its respective Note, provided, however, FSPCA contemplates granting a 100% participation in the Series A Note to AgFirst Farm Credit Bank at or contemporaneously with the Closing and AgFirst Farm Credit Bank contemplates granting a subparticipation of 50% to AgriBank, FCB at or contemporaneously with the Closing.

Each Purchaser has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of purchasing its respective Note.

                              	ARTICLE 5
                        	AFFIRMATIVE COVENANTS

The Company and Guarantors hereby covenant and agree with the Purchasers that, until the Notes have been satisfied and discharged in full, Company will comply with the following covenants, unless the Required Holders (as defined in Section 1.1) shall give prior written consent to the contrary:

5.1	Financial Information and Reporting.  The Company and each Guarantor will maintain and will cause each of its Subsidiaries to maintain a system of accounting established and administered in accordance with GAAP, in which all dealings or transactions relating to their respective business and affairs will be recorded, and the Company shall cause to be furnished to the Purchaser:

(a)	As soon as available and in any event within sixty (60) days after the end of each fiscal quarter, other than the fourth fiscal quarter, an unaudited consolidated balance sheet of Company and its Subsidiaries as at such date and statement of income and retained earnings for the period from the beginning of the current Fiscal Year to the end of such quarter, all in reasonable detail and presented in the same format as the annual audited Financial Statements to be delivered below (but in any event with comparable information at the close of and for the corresponding fiscal quarter or period, as the case may be, of the prior Fiscal Year), certified by the Company's president or authorized financial officer as to his best knowledge being accurate in all material respects and having been prepared in accordance with GAAP as applied in the preparation of the Company's annual Consolidated Financial Statements, subject to changes resulting from year-end audit adjustments;

(b)	As soon as available and in any event within ninety (90) days after the end of the Fiscal Year, the Company's Annual 10-K Report as filed with the
Securities and Exchange Commission which shall contain the consolidated statements of income and retained earnings and a statement of cash flows/
changes in financial position for the Fiscal Year then ended and a balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year, in each case with comparable information at the close of and for the prior Fiscal
Year, all in reasonable detail and audited by an independent certified public accountants selected by the Company and acceptable to the Purchaser and prepared in accordance with GAAP, together with the following from such independent certified public accountants: (a) an opinion thereon, which opinion shall not be subject to a "going concern" or similar qualification, to the effect that such consolidated financial statements have been prepared in accordance with GAAP and present fairly the financial condition of the Company and its Subsidiaries reported on and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; and (b) the written statement of such accountants that in performing the audit such accountant has not obtained knowledge of any Default, or disclosing all Defaults of which they have obtained knowledge and acknowledging that the Purchaser is being provided with and is relying on such financial statements in making its credit decisions with respect to the Company;

(c)	Together with the Financial Statements for each quarter or Fiscal Year, a certificate of the Company executed by the president or chief financial officer of the Company computing compliance with the financial covenants as set forth in
Article 6 hereof, stating to his best knowledge whether any Default or Event of Default currently exists and is continuing and what action, if any, the Company is to take or proposes to take with respect thereto;

(d)	Promptly upon any filings or furnishings thereof any annual, periodic or special report or registration statement filed by the Company with the Securities and Exchange Commission or with any securities exchange on which any securities of the Company may be listed, together with any press releases and other statements generally made available to the public concerning material developments in the business;

(e)	Such other financial or other information concerning the Company, any
Guarantor or any Subsidiary, their respective business, condition or assets, provided for hereunder or which a Purchaser may reasonably request from time to time;

(f)	Notice within ten (10) days of any actions, suits, arbitration or other proceedings instituted, commenced or threatened against or affecting the Company or any Subsidiary which are not covered by insurance and which, if adversely determined, could have a Materially Adverse Effect; and

(g)	Notice within ten (10) days of any Default or Event of Default under this
Agreement or any other Senior Debt.

5.2	Corporate Existence.  Except as permitted by Section 6.7 below, the Company and each Guarantor will maintain and preserve their respective corporate, limited partnership or limited liability company existence, good standing, certificates of authority, licenses, permits, franchises, patents, trademarks, trade names, service marks, copyrights, leases and all other contracts and rights necessary or desirable to continue its business on a profitable basis and will generally continue the same lines of business as that being presently conducted.

5.3	Taxes and Laws.  The Company and each Subsidiary will pay when due, all taxes, assessments, charges and levies imposed on the Company and each Subsidiary or any of their respective property or assets or which the Company or any Subsidiary is required to withhold and pay out and will comply with all applicable present and future Laws unless the Company or Subsidiary is contesting in good faith, by an appropriate proceeding, the validity, amount or imposition of the above while maintaining reserves, deemed adequate by the Purchasers in their reasonable discretion to cover the above, and such contest does not have or cause a Materially Adverse Effect and levy and execution with respect thereto have been and continue to be stayed.

5.4	Inspection.  The Company and each Subsidiary, during normal business hours, will allow any Purchaser, and any of its officers, employees or agents, to visit, for inspection, audit, and/or review, any of their respective premises and will make available and furnish to any Purchaser the books and records and such financial information concerning the Company's and each Subsidiary's property or assets, business, affairs, operations or financial condition as reasonably requested by any Purchaser; provided any Purchaser agrees that any such inspection shall be conducted so as not to unreasonably interfere with the operations of the Company and its Subsidiaries.

5.5	Purchaser Costs.  The Company shall pay on demand all reasonable out-of-
pocket fees, costs and expenses incurred or paid by the Purchaser in connection with outside counsels' preparation, documentation, amendment, modification, administration, collection or enforcement of this Agreement, the Notes, the Guaranty, Purchase Documents and/or the Collateral Documents.

5.6	Employee Plans.  The Company and its Subsidiaries shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA and the Code, and not withdraw from any such employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without material liability to the Company and its Subsidiaries; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA, including the minimum funding standards of Section 302 of ERISA;
(iii) comply with all material requirements of ERISA and the Code which relate to such Employee Plans; (iv) notify the Purchaser immediately upon receipt by the Company or any Subsidiary of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; and (v) promptly advise each Purchaser of the occurrence of any Reportable Event or Prohibited Transaction, as defined in ERISA, with respect to any such Employee Plans.

5.7	Maintenance.  The Company and each Guarantor will keep their respective property in good repair, working order and condition, and from time to time make all necessary and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, so that the business carried on by each may be properly conducted at all times in accordance with prudent business management.

5.8	Use of Proceeds of Notes.  The Company shall use the proceeds of the sale of the Notes as set forth in Section 2.8, hereof.

5.9	Environmental Matters.

(a)	If the Company or any of its Subsidiaries receives notice of any of the following:

1. 	the issuance of a complaint, notice or citation alleging a material violation of any Environmental Law by the Company or any of its Subsidiaries;

2.	the issuance of an administrative or judicial complaint or order against the
Company or any of its Subsidiaries requiring that action be taken to respond to or clean up a release of Hazardous Substances (as those terms are defined in the
Environmental Laws) into the environment; or

3. 	a notice alleging that the Company may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Substances
(as those terms are defined in the Environmental Laws); and if either (x) such notice claims more than $100,000 against the Company or any Subsidiary, or (y) based upon information reasonably available at the time of receipt, the Company expects that any such complaint, notice, citation or order is reasonably likely to result in the payment of fines, compliance costs or cleanup costs by the Company or any Subsidiary in excess of an aggregate of $100,000, then the Company shall provide each Purchaser with a copy of such notice within 10 days of receipt thereof by the Company or any Subsidiary. In addition, if at any time subsequent to any such notice, any information subsequently becomes available to the Company or any Subsidiary which leads the Company or any Subsidiary to expect that any such complaint, notice, or citation is reasonably likely to result in the payment of fines, compliance costs or clean-up costs by the Company in excess of an aggregate of $100,000, then the Company shall provide each Purchaser with a copy of such notice and a summary of such information within 10 days after receipt of such information by the Company.

(b)	Within 10 days of the Company or any Subsidiary having learned of the proposal, enactment or promulgation of any Environmental Law or regulation which has a reasonable likelihood of having a Materially Adverse Effect, the Company shall provide each Purchaser with notice thereof.

5.10	Insurance.  In addition to any insurance required by any Collateral
Documents, the Company and its Subsidiaries will maintain, with reputable, financially sound insurance companies, insurance (including insurance against claims and liabilities arising out of the manufacture, processing, sale or distribution of any products, including without limitation, Farm Products) with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in accordance with prudent business practice in the case of similar business in similar locations and will, upon request, furnish to each Purchaser at reasonable intervals a certificate of an authorized officer setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries. The Company and its Subsidiaries shall retain all incidents of ownership of the insurance maintained pursuant hereto and shall not borrow upon or otherwise impair its right to receive the proceeds of such insurance.
 Each policy of property insurance shall contain a standard non-contributory mortgage clause in favor of Purchasers and/or the Collateral Agent and each public liability policy shall name Purchasers and/or the Collateral Agent as additional insureds. All policies shall be written by insurers, in amounts, with endorsements and on terms and conditions satisfactory to Purchasers. Property insurance shall be in an amount equal to the lesser of 100% of the then replacement value of the Facilities or 125% of the combined principle balances of the Notes, but in any event an amount sufficient (including taking into account any deductibles) to prevent the Company or any Guarantor from becoming a co-insurer. The proceeds of any insurance shall be payable to the Collateral Agent for the benefit of the Purchasers pursuant to the Intercreditor Agreement.

                             	ARTICLE 6
                        	NEGATIVE COVENANTS

The Company and Guarantors hereby covenant and agree with each Purchaser that, until its respective Notes has been satisfied and discharged in full, the Company and its Subsidiaries will comply with the following negative covenants:

6.1	Liens.  The Company and Guarantors shall not create, incur, grant, pledge, permit or suffer to exist, any Lien upon any of the Collateral, except Permitted Liens.

6.2	Additional Funded Debt.  The Company and its Subsidiaries shall not, directly or indirectly, create, assume, incur, become or be liable for or with respect to any additional Funded Debt unless, immediately thereafter, the ratio of Total Funded Debt to Total Capitalization is not greater than 60%.

6.3	Fiscal Year and Tax Status.  The Company or any Subsidiary shall not change its Fiscal Year without prior written notice to each Purchaser.

6.4	Restricted Payments.  The Company or any Subsidiary shall not declare or make any Restricted Payments or Restricted Investments; provided, however, so long as no Event of Default is then existing or would result therefrom, the Company and any Subsidiary may make Permitted Investments or Permitted Restricted Payments.

6.5	Investments in Other Persons.  The Company or its Subsidiaries shall not make any loan or advance to, or investment in, any other Person, or purchase or otherwise acquire any shares of capital stock, obligations or other securities of, or make any capital contribution to, or otherwise invest in, any other Person, or acquire all or substantially all of the assets or properties of any other Person, except for Permitted Investments.

6.6	Transfer of Assets.  The Company and its Subsidiaries shall not sell, assign, transfer, lease or otherwise dispose of any of their property or assets, except for: (i) the sale of assets in the ordinary course of business, or
(ii) as permitted by Section 6.7 hereof.

6.7	Mergers. Etc.

(a) 	Merger Consolidation or Sale of More Than 50% of Assets.  The Company and
its Subsidiaries may not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) more than 50% of Total Consolidated Assets (whether now owned or hereafter acquired) without the consent of the Required Holders, unless immediately thereafter:

1. 	the surviving entity would be a U.S. corporation authorized to do business in each state where the Company or any Guarantor is authorized to do business;

2. 	the surviving entity would be able to incur at least $1 of additional Funded
Debt in accordance with the covenants provided hereunder;

3.	the surviving entity would not be in Default hereunder and no Event of
Default would exist hereunder;

4.	the Notes would be an obligation of the surviving or combined entity; and

5.	in the case of a sale of assets, the purchaser specifically assumes the obligations of the Company under the Notes.

If the consent of the Required Holders is required and is denied, and such merger, consolidation or sale of assets is subsequently completed, the Company or the surviving entity shall have the option of prepaying the Notes at par plus accrued interest, plus a penalty equal to the greater of zero or the Make
Whole Amount at or before consummation of such merger, consolidation or sale of assets.

(b)	Sales of Less Than 50% of Assets.  Neither the Company nor any Guarantor
will, except in the ordinary course of business or as permitted in Section 6.7(a) above, sell, lease or otherwise transfer any of its assets to others unless:

1.	such assets are less than 15% of the Company's Total Consolidated Assets;
or

2.	immediately after giving effect thereto, the Company and its Subsidiaries would be permitted to incur at least $1 of additional Funded Debt.

6.8	False Statements.  The Company shall not furnish any Purchaser any certificate or other document that will knowingly contain any untrue statement of material fact or that will knowingly omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

6.9	Transactions with Affiliates.  The Company or its Subsidiaries shall not enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates unless such arrangement is fair and equitable to the contracting entity and is not of a sort which would not be entered into by a prudent Person in the position of the Company or its Subsidiaries with, or which is on terms which are less favorable than are obtainable from, any Person which is not one of their respective Affiliates.

6.10	Sale and Leaseback Transactions.  The Company and its Subsidiaries will not enter into any sale and leaseback transactions more than 180 days after the date of acquisition or occupancy of such asset, whichever shall be the later to occur, with the intention of leasing it back except

(a)	where the lease, including renewals, does not exceed three years;

(b)	where the transaction represents a sale by a Guarantor to the Company or by the Company to a Guarantor.

(c)	where the proceeds of the sale of the assets to be leased are at least equal to their Fair Market Value and the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets to be used in the Company's business or to the retirement of Funded Debt; or

(d)	sale and leaseback transactions other than those permitted by clauses (a),
(b) and (c) above provided that Priority Debt does not exceed 15% of Total Capitalization.

6.11	Borrowing by Guarantors.  Each Guarantor will not create, assume, incur or guarantee or otherwise become liable in respect of, any Debt or preferred stock, except Debt or preferred stock which is:

(a)	owed to the Company or a Guarantor;

(b)	outstanding on the date of this Agreement or such later date when a person or entity becomes a Guarantor, and renewals or extensions thereof; and

(c)	Debt and preferred stock of Guarantors other than that permitted by clauses
(a) and (b) above provided that Priority Debt does not exceed 15% of Total
Capitalization.

6.12	Inconsistent Agreements.  The Company and its Subsidiaries shall not enter into any agreement containing any provision which would be violated or breached by the Loans or by the performance by the Company or Guarantors of their obligations hereunder or under the Notes.

6.13	Environmental Matters.  The Company and its Subsidiaries shall not violate any Environmental Law if such violation would be reasonably likely to have a Materially Adverse Effect and, without limiting the foregoing, the Company and its Subsidiaries shall not, and shall not permit any Person to, except in accordance with applicable Environmental Laws, dispose of any Hazardous
Substances into, onto or from any real property owned or operated by the Company or any Subsidiary, nor allow any Lien imposed pursuant to any Law relating to hazardous materials or the disposal thereof to remain on such real property.

6.14	Change in Business or Accounting.  The Company shall not make any material change in the nature or conduct of its business, or make or permit any significant change in accounting policies or reporting practices except for any such change required or permitted by GAAP or the Internal Revenue Service.

6.15	Financial Covenants.  The Company and its Subsidiaries shall not:

(a)	Interest Coverage Ratio.  Permit at the end of any Rolling Period its
Interest Coverage Ratio to be less than 2.0:1.0.

(b)	Consolidated Tangible Net Worth.  Permit the Consolidated Tangible Net Worth
to be less than Sixty Million Dollars ($60,000,000.00).

6.16	Charter and Bylaws.  The Company will not amend, modify or change in any material manner the organizational documents or bylaws of the Company or any Guarantor without the prior written consent of Purchaser.




                              	ARTICLE 7
                          	EVENTS OF DEFAULT

 .1	Events of Default.  The following events shall constitute and be deemed
Events of Default hereunder:

(a)	Obligations.  Failure by the Company or any Guarantor, as applicable (i) to make any principal or premium payment or mandatory pre-payment Obligation when due, (ii) to make any interest payment Obligation within five (5) Business Days of when due; (iii) to make any fee or expense payment Obligation within five (5)
Business Days of demand; (iv) to perform, keep or observe any of the covenants set forth in Article 6 unless waived in accordance with Section 9.1 hereof and to cure any unwaived breach resulting therefrom within 30 calendar days of the occurrence thereof; or (v) to perform, keep or observe any other covenants or agreements hereunder or the other Collateral Documents and Purchase Documents
(unless a shorter time period is specified therein) and to cure any breach resulting therefrom within 45 calendar days of the occurrence thereof.

(b)	Representation and Warranties.  Any warranty or representation now or hereafter made by the Company or any Guarantor hereunder is knowingly untrue or incorrect in any material respect or knowingly fails to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances in which it was made, or any schedule, certificate, statement, report, financial data, notice or writing furnished to the Purchasers at any time by the Company or any Guarantor is knowingly untrue or incorrect in any material respect or knowingly fails to state a material fact needed to make the foregoing not misleading in light of the circumstances in which the foregoing were furnished, on the date as of which the facts set forth therein are stated or certified.

(c)	Judgments.  A judgment(s) or order(s) requiring payment in excess of Seven
Hundred Fifty Thousand Dollars ($750,000.00) shall be rendered against the Company or any of its Subsidiaries and such judgment or order shall remain unsatisfied or undischarged and in effect for ten (10) consecutive days without a stay of enforcement or execution thereof or posting of a bond pending appeal or in any event later than five (5) days prior to the date of any proposed sale under any judgment, writ or warrant of attachment or similar process.

(d)	Insolvency and Related Proceedings.  If the Company or any Guarantor (i) is
dissolved; (ii) authorizes or makes an assignment for the benefit of creditors;
(iii) generally shall not pay its debts as they become due; (iv) shall admit in writing its inability to pay its debts generally; or (v) shall authorize or commence (whether by the entry of an order for relief or the appointment of a receiver, trustee, examiner, custodian or other similar official therefor or for any substantial part of its property) any proceeding or voluntary case under any bankruptcy, reorganization, insolvency, dissolution, liquidation, adjustment or arrangement of debt, receivership or similar Laws or if such proceedings are commenced or instituted, or an order for relief or approving any petition commencing such proceedings is entered against the Company or any Guarantor and the Company or any Guarantor, by any action or failure to act, authorizes, approves, acquiesces, or consents to the commencement or institution of such proceedings, or such proceedings are not dismissed within thirty (30) days after the date of filing, commencement or institution.

(e)	Other Material Agreements.  If (i) the Company or any Subsidiary defaults in any payment obligation for borrowed money (other than an Obligation hereunder)
in excess of $1,000,000, beyond any applicable grace period with respect thereto, or (ii) if the Company defaults in the performance of any term, provision or condition contained in any agreement under which any such other payment obligation for borrowed money in excess of $1,000,000 was created or is governed, the effect of which is to cause, or to permit the holder or holders thereof to cause, such other payment obligation for borrowed money in excess of
$1,000,000 to become due prior to its stated maturity, or if any such payment obligation shall be declared to be due and payable or required to be prepaid
(other than by a regularly scheduled payment) prior to the stated maturity hereof, or (iii) if the Company or any Subsidiary defaults or a default or an event of default occurs under or in the performance of its obligations under any other material agreement, other than for borrowed money and such default, breach, or event of default continues beyond any applicable grace period thereunder and the effect of which shall be to allow the holder of such agreement to terminate same, and, with respect only to this clause (iii), the foregoing has a Materially Adverse Effect.

(f)	Failure of Lien.  Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral, subject to Permitted Liens, purported to be covered thereby, or any Collateral Agreement or Guaranty or any other Purchase Documents shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Agreement or Guaranty or any other Purchase Documents.

                             	ARTICLE 8
                        	RIGHTS AND REMEDIES

Upon the happening or occurrence of an Event of Default described in Section 7.1(d) above, the Notes and all other Obligations shall automatically thereupon be and become forthwith, due and payable. Upon the happening or occurrence of any other Event of Default, then and in each and every such case the Required Holders of any series of the Notes then unpaid may declare the unpaid balance of such series of the Notes to be forthwith due and payable and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived notwithstanding anything contained herein or in such series of the Notes to the contrary. At all times the holders of the Notes shall have all rights and remedies now or hereafter provided by applicable Laws.

Upon the occurrence of an Event of Default, the Purchaser, in its sole discretion, may exercise any of its rights or remedies set forth in the Collateral Agreements.

This Article 8, however, is subject to the condition that, if at any time after the principal of the Notes shall have become due and payable as aforesaid (except automatically as aforesaid), and before any judgment or decree for the payment of the moneys so due, or any thereof, shall be entered, all arrears of interest upon the Notes and all other sums payable under the Notes (except the principal of such Notes which shall have become payable solely by reason of such declaration) shall have been duly paid, and every other Default and Event of Default with respect to any covenant or provision of this Agreement shall have been made good or cured, then and in each and every such case the Required Holders of the series of the Notes then unpaid shall, by written instrument filed with the Company, rescind and annul such declaration and its consequences; but no such recision or annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

If any Holder of any Note shall demand payment thereof or take any other action in respect of an Event of Default, the Company shall forthwith give written notice thereof, specifying such action and the nature of the Event of Default, to each Holder of record of each series of the Notes. The Company will also give prompt written notice to each Holder of each series of Notes of any written instrument of recision or annulment filed with it as aforesaid.

The Company covenants that, if an Event of Default occurs with respect to any payment (including mandatory pre-payment) of principal of, or premium (if any) or interest on, any of the Notes, it will pay to the person entitled to receive such payment such further amount, to the extent lawful, as shall be sufficient to cover the reasonable costs and expenses of collection, including reasonable compensation of the attorneys of such person for all services rendered in that connection.

                                 	ARTICLE 9
                               	MISCELLANEOUS

9.1	Waiver.  A Holder's failure or delay, at any time or times hereafter, either to require strict performance by the Company or any Guarantor of any provisions of this Agreement, the Guaranty, the Collateral  Agreements, Purchase Documents,
or its Note or to enforce the Holder's rights under such terms or provisions, shall not waive, effect or diminish or modify such terms or provisions, notwithstanding any conduct or custom, actual or implied, of such Holder to the contrary or in refraining from so doing at any time or times. Any suspension or waiver by the Holders of a Default or an Event of Default hereunder, under the Collateral Agreements, Purchase Documents, the Guaranty or under its Note or right or remedy hereunder or thereunder shall not suspend, waive, release or affect any other Default or Event of Default or right or remedy hereunder or thereunder.  No Obligations of the Company, Default, Event of Default or
right or remedy hereunder or under the Collateral Agreements or the Note shall be deemed suspended or waived by the Holders unless such suspension or waiver is in writing signed by the Required Holders (or all Holders, if required by
Section 9.5 below) and directed to the Company detailing such suspension or waiver.

9.2	Applicable Law.  This Agreement, the Purchase Documents and the Note have been executed, issued, delivered and accepted in and shall be deemed to have been made under and shall be governed by and construed in accordance with the Laws of the State of New York.

9.3	Severability.  This Agreement, the Collateral Agreements, Guaranty, Purchase
Documents and the Notes shall be construed and interpreted in such manner as to be effective, enforceable and valid under all applicable Laws.  If any provision of this Agreement or the Note shall be held invalid, prohibited or unenforceable under any applicable Laws of any applicable jurisdiction, such invalidity, prohibition or unenforceability shall be limited to such provision and shall not affect or invalidate the other provisions hereof or thereof or affect the validity or enforceability of such provision in any other jurisdiction, and to that extent, the provisions hereof and thereof are severable.

9.4	Section Headings.  Section headings used in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

9.5	Binding Effect and Amendments.  This Agreement shall be binding upon and inure to the benefit of the Purchasers and the Company and Guarantors, and their respective successors and assigns; provided, however, that the Company has no right to assign any of its rights or its Obligations hereunder, except as specifically provided for herein, without the prior written consent of the Required Holders under each series of Notes. This Agreement and the terms and provisions hereof may only be amended or modified by a written instrument or agreement signed by the Company and the Required Holders under each series of Notes; provided, however, that no such amendment or modification shall be effective to reduce the principal of, or the premiums or rate of interest payable on, any Note or to postpone any date fixed for the payment of principal of, or any installment of interest on, any Note, without the consent of the Holder thereof, or to reduce the percentage of the principal amount of the Notes designated for constituting Required Holders without the consent of all Holders of such Note then unpaid.

9.6	Notices.  Any notices or consents required or permitted by this Agreement shall be (i) in writing and (ii) delivered in person, telexed, telecopied or sent by certified or registered mail, postage prepaid, return receipt requested, to the address set forth below, unless such address is changed by written notice hereunder (including such address designated from time to time by any Holder), and (iii) deemed duly given upon compliance with the above.

9.7	Entire Agreement; Amendment and Restatement.  This Agreement and the
Purchase Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof as of the date hereof. Pursuant to the Intercreditor Agreement, the Purchasers have been assigned the Existing Term Obligations (as defined in the Intercreditor Agreement) which include the rights under the Term Loan Agreement, the Existing MetLife Loan Agreement (as such terms are defined in the Intercreditor Agreement) and the notes issued pursuant to the terms thereof. This Agreement and the Purchase Documents amend and restate in their entirety the Term Loan Agreement and the Existing MetLife Loan Agreement. The Existing Term Obligations are not extinguished but are continued under the terms of this Agreement and the Purchase Documents. As a result, this Agreement and the Purchase Documents do not constitute a novation of the Existing Term Obligations.

9.8	CONSENT TO JURISDICTION AND WAIVER OF JURY TRIAL AND
PERSONAL SERVICE. THE COMPANY AND EACH GUARANTOR KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK, NEW YORK IN ANY ACTION, SUIT OR PROCEEDING COMMENCED THEREIN IN CONNECTION WITH OR WITH RESPECT TO OR IN RESPECT OF THE OBLIGATIONS, THIS AGREEMENT OR THE NOTES (INCLUDING, WITHOUT LIMITATION, ANY DEFENSES OR COUNTERCLAIMS THEREIN) AND WAIVES ANY RIGHT TO JURY TRIAL THAT COMPANY MAY NOW OR HEREAFTER HAVE UNDER ANY LAWS AND ANY OBJECTION TO VENUE IN CONNECTION THEREWITH. COMPANY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS OR PAPERS ISSUED OR SERVED IN CONNECTION WITH THE FOREGOING AND AGREES THAT SERVICE OF SUCH PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, DIRECTED TO THE COMPANY AS SET FORTH IN SECTION 9.6 ABOVE.





IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:	                             PURCHASER OF SERIES A NOTE:

CAL-MAINE FOODS, INC.	                FIRST SOUTH PRODUCTION CREDIT
                                      ASSOCIATION


By:_____________________________	     By:__________________________________
Name:___________________________	     Name:________________________________
  Title:________________________	       Title:_____________________________

Address:________________________      Address:____________________________
________________________________      _____________________________________
Attn:___________________________   	  Attn:________________________________
Phone:__________________________      Phone:_______________________________
Fax No.: (____)_________________      Fax No. (____)_______________________


GUARANTORS:	                          PURCHASER OF SERIES B NOTE:

CAL-MAINE FARMS, INC.	                METROPOLITAN LIFE INSURANCE COMPANY


By:_____________________________			   By:_________________________________
Name:___________________________		   	Name:_______________________________
  Title:________________________		      Title:____________________________

Address:________________________    		Address:____________________________
________________________________	     ____________________________________
Phone:__________________________    		Phone:______________________________
Fax No.: (____)_________________    		Fax No.:	(____)_____________________


CAL-MAINE EGG PRODUCTS, INC.


By:_____________________________
Name:___________________________
  Title:________________________

Address:________________________

Phone:__________________________
Fax No.:________________________



CAL-MAINE PARTNERSHIP, LTD.


By:_____________________________
Name:___________________________
  Title:________________________

Address:________________________

Phone:__________________________
Fax No.:________________________


CMF OF KANSAS - LLC


By:_____________________________
Name:___________________________
  Title:________________________

Address:________________________

Phone:__________________________
Fax No.:________________________





                                		Exhibit B

                             	   Guarantors


Cal-Maine Farms, Inc.
Cal-Maine Egg Products, Inc.
Cal-Maine Partnership, Ltd.
CMF of Kansas - LLC




                                 	Exhibit C

                           	Form of Series A Note






                           	CAL-MAINE FOODS, INC.

               	6.87% SERIES A SENIOR SECURED NOTE DUE 2007


$11,500,000.00	                                           Jackson, Mississippi
                                                            	December 18, 1997


CAL-MAINE FOODS, INC., a Delaware corporation (the "Maker"), for value received, hereby promises to pay to the order of First South Production Credit Association or assigns (the "Holder"), the principal amount of Eleven Million Five Hundred Thousand Dollars ($11,500,000.00) in such coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts, and to pay interest (computed on the basis of the actual number of days - including the first day but excluding the last day - occurring during the period for which such interest is payable over a year comprised of 360 days or twelve 30-day months), on the unpaid portion of said principal amount from the date hereof, semi-annually in arrears on the fifteenth (15th) day of each December and June, commencing on the first such date after the date hereof, at the rate of six and 87/100 percent (6.87%) per annum until such unpaid portion of such principal amount shall have become due and payable and at the Default Rate (as defined in the Note Agreement referred to below) thereafter (including any applicable grace period) and, so far as may be lawful, on any overdue installment of principal and interest at the Default Rate. All interest on the Note accrued and unpaid on the date of maturity shall be paid on such date.

The principal amount hereunder shall be paid in six annual installments as follows:

          Principal Amount	                  Due Date of Payment
          ----------------                   -------------------
          $1,916,666.00	                     December 15, 2002
          $1,916,666.00	                     December 15, 2003
          $1,916,666.00	                     December 15, 2004
          $1,916,666.00	                     December 15, 2005
          $1,916,666.00	                     December 15, 2006
          $1,916,670.00	                     December 15, 2007

All payments and prepayments of principal, premium (if any) and interest on this Note shall be payable in the manner and at such place as the holder of this Note may designate in writing to the undersigned, from time to time, which, until any further designation, shall be as follows: Post Office Box 1770, Ridgeland, Mississippi 39158. If any payment or prepayment of principal, premium (if any) or interest hereunder shall become due on a day other than a Business Day (as defined in the Note Agreement referred to below), such payment shall be made on the next succeeding Business Day. This Note is subject to prepayment, in whole or in part, in certain cases with a premium and in other cases without premium, all as specified in the Note Agreement (as hereinafter defined). All payments and prepayments hereunder shall be applied as set forth in the Note Agreement.

The Holder of this Note may record in accordance with its usual practice, the date and amount of each principal interest or premium payment hereunder.

This Note is the Series A Note referenced in the Note Purchase Agreement dated as of December 18, 1997 between the Maker, the Holder, Metropolitan Life Insurance Company and certain entities named therein as Guarantors ("Note Agreement"), to which Note Agreement reference is hereby made for a statement of the terms and conditions under which the due date of this Note or any payment thereon may be accelerated or is automatically accelerated. The Holder of this Note is entitled to all of the benefits provided in the Note Agreement.
The Maker agrees to pay all costs of collection and all reasonable attorneys' fees paid or incurred by the Holder hereof in enforcing any of the Holder's rights hereunder or under the Note Agreement promptly on demand of the Holder. The undersigned hereby waives demand, presentment, protest, notice of protest, notice of dishonor or default and any other notice or demand of whatsoever kind or nature in connection with this Note, the Loan evidenced hereby or in the Note Agreement. This Note and the Loan evidenced hereby have been made in and shall be construed in accordance with and governed by the laws of the State of New York.

                              CAL-MAINE FOODS, INC.


                              By:_______________________________
                                Name:___________________________
                                  Title:________________________





                                 	Exhibit D

                           	Form of Series B Note





                           	CAL-MAINE FOODS, INC.

               	7.18% SERIES B SENIOR SECURED NOTE DUE 2009


$15,000,000.00 	                                          Jackson, Mississippi
                                                            	December 18, 1997


CAL-MAINE FOODS, INC., a Delaware corporation (the "Maker"), for value received, hereby promises to pay to the order of Metropolitan Life Insurance Company or assigns (the "Holder"), the principal amount of Fifteen Million Dollars ($15,000,000.00) in such coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts, and to pay interest (computed on the basis of the actual number of days - including the first day but excluding the last day - occurring during the period for which such interest is payable over a year comprised of 360 days or twelve 30-day months), on the unpaid portion of said principal amount from the date hereof, semi-annually in arrears on the fifteenth (15th) day of each December and June, commencing on the first such date after the date hereof, at the rate of seven and 18/100 percent (7.18%) per annum until such unpaid portion of such principal amount shall have become due and payable and at the Default Rate (as defined in the Note Agreement referred to below) thereafter (including any applicable grace period) and, so far as may be lawful, on any overdue installment of principal and interest at the Default Rate. All interest on the Note accrued and unpaid on the date of maturity shall be paid on such date.

The principal amount hereunder shall be paid in seven annual installments as follows:

            Principal Amount	               Due Date of Payment
            ----------------                -------------------
            $2,142,857.00	                  December 15, 2003
            $2,142,857.00                  	December 15, 2004
            $2,142,857.00	                  December 15, 2005
            $2,142,857.00	                  December 15, 2006
            $2,142,857.00	                  December 15, 2007
            $2,142,857.00	                  December 15, 2008
            $2,142,858.00	                  December 15, 2009

All payments and prepayments of principal, premium (if any) and interest on this Note shall be promptly and punctually paid by wire transfer of immediately available funds pursuant to the wiring instructions provided to Maker or, if so requested, by check mailed (not later than three days prior to the date any amount is due) to: Metropolitan Life Insurance Company, Agricultural Investments, Box 27-131, Kansas City, Missouri 64180-0001 or by such other method or to such other address as may be designated in writing by the Holder of this Note. If any payment or prepayment of principal, premium (if any) or interest hereunder shall become due on a day other than a Business Day (as defined in the Note Agreement referred to below), such payment shall be made on the next succeeding Business Day. This Note is subject to prepayment, in whole or in part, in certain cases with a premium and in other cases without premium, all as specified in the Note Agreement (as hereinafter defined).
All payments and prepayments hereunder shall be applied as set forth in the Note Agreement.

The Holder of this Note may record in accordance with its usual practice, the date and amount of each principal, interest or premium payment hereunder.

This Note is the Series B Note referenced in the Note Purchase Agreement dated as of December 18, 1997 between the Maker, the Holder, First South Production Credit Association and certain entities named therein as Guarantors ("Note Agreement"), to which Note Agreement reference is hereby made for a statement of the terms and conditions under which the due date of this Note or any payment thereon may be accelerated or is automatically accelerated. The Holder of this Note is entitled to all of the benefits provided in the Note Agreement.
The Maker agrees to pay all costs of collection and all reasonable attorneys' fees paid or incurred by the Holder hereof in enforcing any of the Holder's rights hereunder or under the Note Agreement promptly on demand of the Holder. The undersigned hereby waives demand, presentment, protest, notice of protest, notice of dishonor or default and any other notice or demand of whatsoever kind or nature in connection with this Note, the Loan evidenced hereby or in the Note Agreement. This Note and the Loan evidenced hereby have been made in and shall be construed in accordance with and governed by the laws of the State of New York.

                                  CAL-MAINE FOODS, INC.


                                  By:______________________________
                                    Name:__________________________
                                      Title:_______________________






                                	Exhibit F

                  	   Form of Intercreditor Agreement